Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Record Sales and Earnings in the Second Quarter of Fiscal 2007

FOR IMMEDIATE RELEASE

Cincinnati, OH—January 16, 2007, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales for its 12-week fiscal second quarter ended December 12, 2006. Revenues rose 2.0% to $68,268,449 from $66,953,103 for last year’s second quarter. Net earnings for the quarter increased 66.9% to a record $2,808,026 compared to $1,682,771 last year. Diluted earnings per share increased to $.54 per share, from $.33 per share last year.

For the first half of fiscal 2007, revenue also rose 2% to $156,516,874 from $153,485,878 for the first half of last year. Earnings increased 18.6% to $5,080,226 from $4,284,802. Diluted earnings per share rose to $.98 from $.83 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants increased 0.9% in the second quarter. We continue to see the same modest improvements that we experienced in the first quarter, and the mild winter weather thus far has produced additional gains in the early weeks of the third quarter.”

Maier added, “I am very happy to report our Golden Corral restaurants posted a same store sales increase of 0.6% during the second quarter. This ends a string of quarterly same store sales declines for our Golden Corral restaurants.”

During the quarter, the Company relocated one Big Boy restaurant in the greater Cincinnati market. No Golden Corral restaurants were opened during the quarter. Frisch’s operates 34 Golden Corral restaurants and 90 company-owned Big Boy restaurants, and there are an additional 28 franchised Big Boy restaurants operated by licensees.

The higher earnings for the quarter can be attributed to modest sales increases and lower food cost in both Big Boy and Golden Corral operations, and to lower payroll costs in the Golden Corral restaurants.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Dayton, Toledo and Cleveland, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. Plans are in place to expand the Golden Corral operation into markets in Columbus, Ohio, northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Twenty-eight weeks ended		Twelve weeks ended
	Dec. 12, 2006	Dec.11, 2005	Dec. 12, 2006	Dec.11, 2005
Sales	$156,517	$153,486	$68,268	$66,953

Cost of sales
Food and paper	54,389	53,615	23,384	23,510
Payroll and related	51,493	50,752	22,412	22,200
Other operating costs	34,759	33,928	14,727	15,042

	140,641	138,295	60,523	60,752

Gross profit	15,876	15,191	7,745	6,201

Administrative and advertising	7,689	7,923	3,426	3,342
Franchise fees and other revenue	(690)	(662)	(296)	(290)
(Gains) losses on sale of assets	(250)	—	(250)	—

Operating profit	9,127	7,930	4,865	3,149
Interest expense	1,430	1,439	611	657

Earnings before income tax	7,697	6,491	4,254	2,492
Income taxes	2,617	2,206	1,446	809

NET EARNINGS	$5,080	$4,285	$2,808	$1,683

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.00	$.85	$.55	$.33

Diluted net earnings per share	$.98	$.83	$.54	$.33

Diluted average shares outstanding	5,174	5,162	5,183	5,162

Depreciation included above	$7,164	$6,861	$3,087	$3,014

Opening expense included above	$241	$1,131	$111	$370

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	Dec. 12, 2006	May 30, 2006
	(unaudited)
Assets
Current assets
Cash and equivalents	$488	$815
Receivables	1,261	1,538
Inventories	4,690	4,792
Other current assets	4,864	4,918

	11,303	12,063

Property and equipment	156,252	154,370

Other assets
Goodwill & other intangible assets	2,076	2,125
Property held for sale and land investments	2,627	3,078
Other	2,869	3,647

	7,572	8,850

	$175,127	$175,283

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,036	$10,330
Accrued expenses	9,037	9,640
Other	13,795	10,613

	32,868	30,583

Long-term obligations
Long-term debt	26,911	30,992
Other long-term obligations	10,607	13,027

	37,518	44,019
Shareholders’ equity	104,741	100,681

	$175,127	$175,283